                                                                    EXHIBIT 10.6


                   [LETTERHEAD OF NATIONAL GOLF PROPERTIES]



                                 July 1, 1996


Mr. Joseph H. Champ
Vice President of Acquisitions
Cobblestone Golf Group, Inc.
3702 Via de la Valle
Del Mar, California 92014

     RE:  Sweetwater:  NGP/Cobblestone Lease
          ----------------------------------

Dear Joe:

          National Golf Operating Partnership, L.P. ("NGOP") and Cobblestone Golf Group, Inc. ("Cobblestone") have entered into that certain Lease dated as of July 1, 1996 ("Lease") with respect to the lease of Sweetwater Country Club (the "Leased Property"). NGOP has purchased the Leased Property (the "Acquisition") from Sweetwater Golf Partnership, a Texas general partnership ("Seller") pursuant to that certain Purchase and Sale Agreement and Joint Escrow Instructions dated as of April 16, 1996 (the "Purchase Agreement").

          As part of the Acquisition, NGOP and Seller have entered into that certain Amendment to Purchase Agreement dated as of July 1, 1996, a copy of which is attached hereto as Exhibit "A" (the "Amendment"). The Amendment
                            -----------
modifies certain provision of the Purchase Agreement and sets forth various understandings regarding the agreements of NGOP, Seller and Cobblestone to satisfy certain obligations after the Closing Date (as defined in the Purchase Agreement).

          In order to clarify and supplement the Lease in order to reflect the understandings and agreements set forth in the Amendment, NGOP and Cobblestone hereby agree as follows:

          1. Cobblestone acknowledges and consents to the Amendment and agrees to perform and assume the obligations set forth in Sections 3, 5, 6, 7, 8, 9, 10, 11, 13, 14, 15 and 16 of the Amendment.

          2. In accordance with Section 3.8 of the Lease, NGOP and Cobblestone have agreed to a preliminary schedule of prorations, a copy of which is attached hereto as Exhibit "B" (the "Preliminary Prorations Schedule"), which
                   -----------
proration amount shall be paid to Cobblestone on the Closing Date. The amount of the prorations set forth in the Preliminary Prorations Schedule shall be subject to adjustment in cash after the Closing Date as and when more complete and accurate information becomes available. NGOP and Cobblestone agree to cooperate and use their best efforts to make such adjustments not later than 60 days after the Closing Date, at which time NGOP and Cobblestone shall agree upon and execute a final prorations schedule ("FINAL PRORATIONS SCHEDULE"). Prior to the execution of the Final Prorations Schedule, the prorations set forth in the Preliminary Prorations Schedule shall be the agreed upon prorations pursuant to Section 3.8 of the Lease.

     3. The Deposit Account (as defined in Section 7.3.3 of the Lease) shall be opened by NGOP within 10 business days after the Closing Date. In accordance with Section 7.3.3 of the Lease, the Deposit Rent for July will be due when the account is opened, prorated from the date the Deposit Account is established.

     4.  This letter agreement may be executed in counterpart.

     5. Except as modified herein, the Lease shall remain in full force and effect.

     Please acknowledge your understanding and agreement with the foregoing by executing and returning to NGOP a signed counterpart of this letter agreement.

                                     Best regards,

                                     NATIONAL GOLF OPERATING PARTNERSHIP, L.P., a Delaware limited partnership

                                     By:  NATIONAL GOLF PROPERTIES, INC.,
                                          a Maryland corporation
                                          Its general partner

                                          By:  /s/ Scott S. Thayer
                                              ---------------------------------
                                          Its: Chief Leasing Officer


AGREED TO AND ACKNOWLEDGED THIS
1st DAY OF July, 1996:

COBBLESTONE GOLF GROUP, INC.,
a Delaware corporation

By: /s/ Joseph H. Champ
    ------------------------------
Its:  Vice President
    ------------------------------

                                  EXHIBIT "A"

           [executed Amendment to Purchase Agreement to be attached]

                   AMENDMENT TO PURCHASE AND SALE AGREEMENT
                   -----------------------------------------

     This Amendment to Purchase and Sale Agreement (this "Amendment") is entered into between SWEETWATER GOLF PARTNERSHIP, a Texas general partnership ("Seller"), and NATIONAL GOLF OPERATING PARTNERSHIP, L.P., a Delaware limited partnership ("Buyer").

     WHEREAS, Seller and Buyer have entered into that certain Purchase and Sale Agreement dated April 16, 1996, between Buyer and Seller (the "Original Agreement"). The Original Agreement, as amended by this Amendment, is referred to as the Purchase Agreement.

     WHEREAS, Buyer and Seller have decided to amend certain of their obligations set forth in the Original Agreement and would like to memorialize such amendments;

     NOW, THEREFORE, for and in consideration of good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller agree as follows:

          1. DEFINED TERMS. All initially capitalized, undefined terms used in this Agreement shall have the meanings ascribed to them in the Original Agreement.

          2. CREDIT. Prior to Closing, Buyer made objections to the condition of the Property and other items related thereto. In lieu of satisfying all of such objections, Buyer and Seller have agreed that Seller will provide Buyer with a credit equal to One Hundred Fifty Thousand Six Hundred Nineteen Dollars and No/100 ($150,619.00) to be applied as a credit against the Purchase Price.

          3. MEMBER CONTRACTS. Buyer agrees to provide Seller, within two (2) days following Closing, with copies of all Member Contracts obtained by Buyer.

          4. DOWNSPOUT. Within thirty (30) days after the Closing, Seller shall fix the downspout attached to the athletic building located on the Property. Additionally, Seller will place sheet metal exhaust stacks on the chillers adjacent to the tennis building.

          5. PAYROLL OBLIGATION. Buyer agrees to process or cause Operator to process, Seller's final payroll obligation that is payable on July 5, 1996 to Seller' former employees, although Seller shall be responsible for all payments to such employees provided Doris Griffith stays at the Property to assist Operator in such processing. Buyer's obligations will include causing Operator to process the accounting and payroll information necessary for ADP to issue the payroll checks to Seller's former employees. Buyer agrees that Seller shall have the right to include a COBRA notice and information regarding such employees' 401-K accounts with the payroll check delivered by Operator to the employees on July 5, 1996.

          6. PAST DUE ACCOUNTS. It is agreed that within fifteen (15) days of Closing a determination of the amount of all past due accounts older than sixty
(60) days as of June 25, 1996 (the "First Amount") will be made and such amount will be compared to all past due accounts older than sixty (60) days as of July 1, 1996 (the "Second Amount"). To the extent the First Amount exceeds the Second Amount, Seller agrees to pay such difference to Buyer within eighty (80) days after the Closing.

          7. COLLECTION OF SELLER'S RECEIVABLES. Section 2.6 of the Agreement provides that Seller's Receivables shall only be the property of Seller for a period of Sixty (60) days after Closing. Notwithstanding anything to the contrary in the Purchase Agreement, it is agreed that Seller's Receivables shall remain the property of Seller until August 31, 1996. Buyer and Seller agree that Section 4.13 of the Purchase Agreement is deleted and replaced with the following:

     Seller's Receivables.
     --------------------

     Buyer agrees to cause Operator to use commercially reasonable efforts to collect all such Seller's Receivables for a period commencing on the Closing Date and continuing for sixty (60) days thereafter. Seller shall pay Operator Nine Thousand Dollars and No/100 ($9,000.00) for the set-up costs associated with collections of the Seller's Receivables. All such amounts collected by Operator shall be applied first to the oldest amounts owed by such member (i.e., FIFO accounting). All of Seller's Receivables collected by Buyer or Operator during such 60-day period, shall be paid to Seller by Buyer within eighty (80) days of the Closing Date. It is agreed that all amounts relating to the Golf Course that were incurred (and that remain outstanding on the day following the Closing Date) greater than sixty (60) days prior to the Closing Date shall not be Seller's Receivables, but shall become property of the Buyer on the day following the Closing Date. Additionally, to the extent any item is a Seller Receivable, but such amount has not been collected, within sixty (60) days after the Closing Date, such account shall also become the property of Operator. The provisions of Section 4.11, Section 4.12, and Section 4.13 shall survive the Closing."

          8.  SECURITY DEPOSITS.  The following is hereby added to the end of
Section 13.17.3:

     "Notwithstanding anything to the contrary in this Agreement (e.g., Section 13.1), Buyer shall indemnify, protect, defend, and hold harmless Seller, Seller's partners, and their successors and assigns from any and all Claims relating to Buyer's (or Cobblestone's) obligations as set forth in the immediately preceding sentence, excluding (i) any Claim for a refund of a security deposit not reflected on Exhibit "G" or any inaccuracy of the amount of the security deposits (if any member listed as "Terminated" alleges he is owed a security deposit, Buyer shall be required to indemnify Seller for such Claim, subject to the exceptions listed in this Section) on Exhibit G (i.e., if Exhibit G details a security deposit of Five Thousand Dollars and No/100 ($5,000.00) and a Member claims he paid a security deposit of Eight Thousand Dollars and No/100 ($8,000.00), then Buyer would not be liable for such Three Thousand Dollars and No/100 ($3,000.00) shortfall not reflected on Exhibit "G"), and (ii) any Claim by a member for refund of his security deposit for a full golf membership prior to the Club reaching the level of "full complement of memberships" (as provided in the current Club Bylaws), which level of one thousand (1,000) full golf members has been utilized by Seller as a full complement of golf members.

          9. BYLAWS. Buyer agrees to cause Operator to notify all members of Sweetwater Country Club, within sixty (60) days of Closing, of the Bylaw revisions made and adopted by Seller prior to Closing, as shown on Exhibit "A" to this Agreement. Seller acknowledges and agrees that Buyer or Operator may satisfy the obligation to) so notify the members of Sweetwater Country Club by notifying the members of both changes made by Seller and changes made by Buyer to the Bylaws.

          10. DEVELOPER PRIVILEGES. The following is hereby added as the third and fourth sentences of Section 13.17.5 of the Purchase Agreement (and no provisions of such section are being deleted):

     "In addition to the ten (10) full membership privileges discussed above, for a period of five (5) years following the Closing Date, Buyers hereby grants to Seller fifteen (15) athletic memberships to employees of Seller, as designated by Seller in writing from time to time. It is understood and agreed that such membership privileges shall afford the managers and immediate families of such members that same privileges accorded full members and athletic members (e.g., the ability to bring guests) so long as such full members abide by the golf play limitations in this paragraph." Buyer agrees to cause Operator to recognize the provisions of Section 13.17.5.

          11. BUILDER'S PROGRAM. Buyer acknowledges that Seller and SPI have participated in a builders program whereby builders of homes in Sugar Land, Texas, Seller, and SPI all contributed to the cost of either full golf nontransferable memberships or nontransferable tennis memberships at the Club. It is agreed that for all homeowners listed on Exhibit "B" who desire to purchase such a membership, Buyer will recognize such program and issue a membership under such program to such homeowner provided (i) the builder pays One Thousand Dollars and No/100 ($1,000.00) towards any such full golf membership and (ii) (a) SPI pays Two Thousand Dollars and No/100 ($2,000.00) towards such full golf membership or (b) SPI pays One Thousand Dollars and No/100 ($1,000.00) towards such tennis membership. Any remaining balance owed for any such membership shall be paid by the homeowner.

               12. EXHIBIT G. Exhibit "G" attached to the Original Agreement is hereby deleted and replaced with Exhibit G that is attached to this Amendment.

               13. PRORATIONS. Section 4.11(f) of the Original Agreement is amended by deleting "On the day of Closing," in the second sentence and replacing it with "Within ten (10) days following the Closing," Any resulting amounts owed by Buyer or Seller as a result of the adjustment in Purchase Price described in Section 4.11(f) shall be paid by the party owing such funds within ten (10) days of the determination of such adjusted Purchase Price.

               14. POST-CLOSING OBLIGATION OF SELLER. Buyer and Seller acknowledge that Section 11.2 of the Purchase Agreement is entitled "Conditions to Seller's Duty" and while certain items set forth in Section 11.2 are conditions to Seller's obligations (e.g., Section 11.2.2; 11.2.3, and 11.2.4),
Section 11.2.1 has been mistakenly characterized as a condition precedent when the obligations set forth in Section 11.2.1 are obligations to be performed after Closing by Buyer. Buyer hereby agrees that it will perform the obligations set forth in Section 11.2.1 after Closing notwithstanding the headings in Article 11.

               15. POSSESSION. Section 4.8 of the Purchase and Sale Agreement is hereby deleted and replaced with the following:

Possession.
- ----------

          "Possession and the right to possession of the Property shall be delivered to Buyer on July __, 1996, subject to the matters in the Deed, the Deed Restrictions, the Plat, and subject to the rights of all members of Sweetwater Country Club. The risk of loss of and destruction to any of the Property occurring as a result of any cause shall be upon Seller through the day before Closing. The risk of loss of and destruction to any of the Property occurring as a result of any cause shall be upon Buyer on July __, 1996."

               16. OTHER DOCUMENTS. Seller and Buyer agree that they will, at any time and from time to time, upon the request of the other party, execute, acknowledge, and deliver all such further documents as may be reasonably required to effectuate the provisions of this Agreement.

               17. AMENDMENT. No amendment or modification of this Agreement shall be valid unless the amendment or modification is in writing and signed by both parties.

               18. ENTIRE AGREEMENT. This Agreement represent the entire agreement between the parties and incorporates all prior agreements and understandings with regard to the matters set forth herein. No previous agreement or understanding, verbal or written, or the parties or any of their agents shall be binding or enforceable, unless specifically incorporated in this Agreement.

               19. NO PRESUMPTION REGARDING DRAFTER. Seller and Buyer acknowledge and agree that the terms and provisions of this Agreement have been negotiated and discussed between Seller and Buyer, and that this Agreement reflects their mutual agreement regarding the subject matter of this Agreement. Because of the nature of such negotiations and discussions, it would not be appropriate to deem either Seller or Buyer to be the drafter of this Agreement, and therefore no presumption for or against the drafter shall be applicable in interpreting or enforcing this Agreement.

     20. TIME OF THE ESSENCE. Time is of the essence of this Agreement. The parties understand that the time for performance of each obligation has been the subject of negotiation by the parties.

     21. ENFORCEABILITY OF ANY PROVISION. If any agreement, condition, obligation, covenant, warranty or other provision of this Agreement shall be determined to be unenforceable, invalid, or void, such determination shall not affect, impair, invalidate or render unenforceable any other agreement, condition, obligation, covenant, warranty, or other provision of this Agreement.

     22. COUNTERPARTS. This Agreement and any amendment may be executed in counterparts, and upon all counterparts being so executed, each counterpart shall be considered as an original and all counterparts shall be considered as one agreement.

     23. EFFECT OF TITLES. The title of the various sections of this Agreement are solely for the purpose of convenience and shall not be relied upon in construing any provision of this Agreement.

     24. ATTORNEYS' FEES. In the event of a dispute in connection with this Agreement involving the non-performance by a party of its obligations, the prevailing party shall be entitled to reasonable attorneys' fees and all other expenses reasonably incurred in connection with such dispute, whether or not litigation is commenced, in addition to all other relief to which the party is entitled. If the successful party recovers judgment in any legal action or proceeding, the attorneys' fees and all other expenses of litigation shall be included in and made part of any such judgment.

     25. APPLICABLE LAW. The internal, local laws of the State of Texas (excluding its conflict of laws, rules, etc.) shall be applied in interpreting and enforcing this Agreement.

     26. REMAINING PROVISIONS. All other terms and conditions of the Purchase and Sale Agreement, not modified or amended herein, shall remain in full force and effect.

SWEET WATER GOLF PARTNERSHIP, a       NATIONAL GOLF OPERATING PARTNERSHIP, L.P.,
Texas general partnership,            a Delaware limited partnership

By: Sugarland Properties              By: NATIONAL GOLF PROPERTIES, INC.,
    Incorporated,                         a Maryland corporation,
    its Managing Partner                  its general partner

    By: /s/ Stephen J. Ewbank             By: /s/ W. Scott McMartin
        --------------------------            --------------------------
        Stephen J. Ewbank,                Name:   W. Scott McMartin
        Executive Vice President                ------------------------
                                          Title: V.P.
                                                 -----------------------